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                                                            250 YONGE STREET
                                                            SUITE 2400
                                                            TORONTO, ONTARIO
                                                            CANADA  M5B 2M6
                                                            TEL: (416) 979-2211
                                                            FAX: (416) 979-1234
                                                            www.GoodmansLaw.com


[GOODMANS LOGO]

March 12, 2001                                                   Exhibit 5
                                                                 ---------


Cott Corporation
207 Queens Quay West
Suite 340
Toronto, Ontario
M5J 1A7


Dear Sirs:

RE:  COTT CORPORATION - FORM S-8 REGISTRATION STATEMENT

Reference is made to the Registration Statement on Form S-8 of Cott Corporation (the "Corporation") to be filed with the Securities and Exchange Commission on or about March 12, 2001 (the "Registration Statement"). The Registration Statement will register 11,650,000 common shares of the Corporation (the "Registered Shares") issuable upon the exercise of options granted pursuant to the Corporation's 1986 Common Share Option Plan as amended through the date hereof (the "Plan").

In connection with the opinions expressed below, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such corporate documents and records of corporate proceedings, certificates and other documents as we have deemed necessary or relevant, including, but not limited to, resolutions of the Corporation's directors and shareholders.

In all such examinations, we have assumed the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as true, authenticated, certified, conformed or photostatic copies or facsimiles.

We are solicitors qualified to carry on the practice of the law in the Province of Ontario and our opinions herein are restricted to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, we are of the opinion that an aggregate of 12,000,000 common shares of the Corporation (including the Registered Shares) have been duly authorized for issuance by the Corporation upon the exercise of options in accordance with the Plan and, upon such exercise and upon receipt by the Corporation of the purchase price therefor, such shares will be validly issued and outstanding as fully paid and non-assessable and none of them will have been issued in violation of any preemptive or other similar right.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                     GOODMANS LLP o BARRISTERS & SOLICITORS
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This opinion is being delivered to you in connection with the registration of common shares of the Corporation. Without our prior written consent, this opinion may not be relied upon by you for any other purpose or in connection with any other transaction and this opinion may not be relied upon by any other party or be quoted in whole or in part.

Yours very truly,

GOODMANS LLP



/s/ Goodmans LLP